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EXHIBIT 10


                   EMPLOYMENT TRANSITION AGREEMENT AND RELEASE


GTECH Corporation ("GTECH") and Michael R. Chambrello ("Mr. Chambrello") hereby agree as follows:

1. a. Mr. Chambrello hereby resigns as: Executive Vice President of GTECH Holdings Corporation; director and President of GTECH and as an officer and director of all direct and indirect subsidiaries and other affiliates of GTECH Holdings Corporation, effective July 31, 1998.

      b. Mr. Chambrello shall voluntary resign as an employee of GTECH, effective December 31, 1998 (the "Resignation Date").

2. During the period from August 1, 1998 to December 31, 1998, Mr. Chambrello will receive all base salary, benefits and perquisites in effect on July 31, 1998. Mr. Chambrello shall work as a consultant to Steven P. Nowick, the Senior Vice President and Chief Operating Officer of GTECH. Mr. Chambrello will be available, on a mutually agreed upon schedule, with the intention that Mr. Chambrello shall be available to work 15-25 hours per week , to perform the following activities: (i) organizational review, development and training; (ii) transition to the new organization/operating model; (iii) review of and participation on pricing proposals; (iv) strategic planning; (v) representation of GTECH at key industry conferences; (vi) participation in key customer presentations/benchmarks; (vii) development and communication of a mutually agreed upon organizational announcement and (viii) other assignments as mutually agreed. Working fewer hours in any week shall not serve to increase the hours to be worked in subsequent weeks. Such work is not required to be performed at GTECH's offices. GTECH acknowledges that Mr. Chambrello will be taking vacation for part of the month of July and the month of August.

3. a. On the Resignation Date GTECH will pay Mr. Chambrello for any unused vacation time earned by him through the Resignation Date.

      b. Upon the expiration of the Revocation Period (as hereinafter defined), GTECH shall be obligated to continue to provide Mr. Chambrello its current basic life insurance and medical, dental and vision insurance coverage until December 31, 1999, subject to applicable benefits deductions. Thereafter, GTECH shall respect Mr. Chambrello's rights, if any, to continued medical coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

4. Upon the expiration of the Revocation Period, GTECH shall be obligated to provide the following other benefits to Mr. Chambrello under this
      Agreement:

      a. GTECH will provide Mr. Chambrello with executive outplacement assistance at Right Associates in Providence or Hartford until the earlier of his resumption of full-time employment or December 31, 1999.

      b. Mr. Chambrello shall receive a bonus for the fiscal year ending February 27, 1999, in an amount equal to his bonus for the fiscal year ending February 28, 1998, such bonus to paid at such time as other management bonuses are paid, but no later than April 30, 1999.

      c. Mr. Chambrello shall be entitled, at GTECH expense and in accordance with GTECH policy, to tax planning and preparation assistance for tax returns for calendar years 1998 and 1999.

      d. Upon the Resignation Date, GTECH shall sell to Mr. Chambrello and Mr. Chambrello shall purchase from GTECH, for one dollar: (i) Mr. Chambrello's company automobile, (ii) the company-owned fax machine in his possession and (iii) the two company-owned mobile phones in his possession. Said sale shall be made "as is" and "where is" and GTECH shall disclaim all warranties, express or implied, including without limitation all warranties of merchantability or fitness for a particular purpose. Mr. Chambrello shall be responsible for payment of all applicable taxes levied on the difference between the purchase price and the value of the automobile at the time of such sale, plus all other taxes and registration and title fees customarily paid by buyers in such sales. Mr. Chambrello shall be responsible for placing the mobile phone service in his name.

5. a. As of the Resignation Date, Mr. Chambrello shall no longer be eligible to receive long-term disability benefits or to participate in the GTECH 401(k) and Profit Sharing Plan. GTECH will notify Mr. Chambrello in writing concerning his options with regard to his 401(k) account. The foregoing notwithstanding, GTECH shall make a 1998 profit-sharing contribution into the GTECH 401(k) and Profit Sharing Plan, in such percentages and at such time in 1999 as all other employees receive such contribution. Additionally, GTECH shall pay Mr. Chambrello his "grossed up" benefit due under the 1998 Supplemental Retirement Plan, which shall be paid no later than June 30, 1999.

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      b. In accordance with the 1994 and 1997 Stock Option Plans, any options which have been granted under said Plans and which have vested but have not been exercised by the Resignation Date shall be forfeited. All unvested options under said Plans are forfeited as of the Resignation Date.

6. a. Mr. Chambrello acknowledges that the aggregate payments and benefits referred to herein are greater than those to which he is entitled under any existing GTECH separation or benefit plan. In consideration of the foregoing, Mr. Chambrello hereby releases and forever discharges GTECH, its present and former directors, officers, employees, agents, subsidiaries, shareholders, successors and assigns from any and all liabilities, causes of action, debts, claims and demands both in law and in equity, known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment or termination of employment by GTECH and hereby covenants not to file a lawsuit or charge to assert such claims. This includes but is not limited to claims arising under the Federal Age Discrimination in Employment Act, and any other federal, state or local laws prohibiting employment discrimination or claims growing out of any legal restrictions on GTECH's right to terminate its employees.

      b. As Mr. Chambrello is executing this Agreement in advance of his resignation, he acknowledges and agrees that the benefits being provided to him hereunder shall be conditional upon his written confirmation of the above release in the form attached hereto on the Resignation Date.

      c. In consideration for the above release, GTECH hereby releases and forever discharges Mr. Chambrello and his successors, heirs and assigns from any and all liabilities, causes of action, debts, claims and demands both in law and in equity, known or unknown, fixed or contingent, which it may have or claim to have based upon or in any way related to Mr. Chambrello's actions as an employee or officer and hereby covenants not to file a lawsuit or charge to assert such claims.

7. Mr. Chambrello understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and State Human Rights Agencies. Mr. Chambrello acknowledges that he has been advised by GTECH to discuss this Agreement with his attorney and has been encouraged to take this Agreement home for up to twenty-one (21) days so that he can thoroughly review it and understand the effect of this Agreement before acting on it.

8. Mr. Chambrello acknowledges and agrees to continue to be bound by the provisions of the Restrictive Agreement - Employee/Applicant executed by him on January 14, 1982, a copy of which is attached hereto and incorporated by reference herein.

9. Upon the Resignation Date, except as set forth in Section 4(d), Mr. Chambrello shall immediately return to GTECH any GTECH property in his possession.

10. Mr. Chambrello shall at no time make any derogatory or disparaging comments regarding GTECH, its business, or its present or past directors, officers or employees. GTECH shall at no time make any derogatory or disparaging comments regarding Mr. Chambrello.

11. The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either GTECH or Mr. Chambrello.

12. This Agreement is confidential and shall not be made public by either GTECH or Mr. Chambrello except as required by law or if necessary in order to enforce this Agreement.

13. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid and unenforceable provisions were omitted.

14. This Agreement is personal to Mr. Chambrello and may not be assigned by him. However, in the event of Mr. Chambrello's death, all amounts and benefits payable hereunder shall be payable to his spouse, if she is living; otherwise, to his estate.

15. This Agreement is made pursuant to and shall be governed by the laws of the State of Rhode Island, without regard to its rules regarding conflict of laws. The parties agree that the courts of the State of Rhode Island, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement. Mr. Chambrello hereby agrees that service of process by first class mail, return receipt requested, shall be deemed appropriate service of process.

16. This Agreement contains the entire understanding between Mr. Chambrello and GTECH, supersedes all prior agreements, oral or written, regarding the subject matter hereof (except as provided in Section 8 and that certain Indemnification Agreement dated as of May 27, 1992) and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change,
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      modification, extension or discharge is sought. Mr. Chambrello acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement.

17. Mr. Chambrello may revoke this Agreement at any time during the seven-day period following the date of his signature below (the "Revocation Period") by delivering written notice of his revocation to 55 Technology Way, West Greenwich, RI 02817, attention: Stephen A. Davidson. This Agreement shall become effective upon the expiration of the Revocation Period.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

GTECH Corporation                         Attest:


by /s/ STEPHEN A. DAVIDSON                 /S/ SUZANNE M. CANNON
   ______________________________          ________________________________

July 7, 1998
________________________________
date

                                          Witness:


/s/ MICHAEL R. CHAMBRELLO                 /s/ SUZANNE M. CANNON
________________________________          ________________________________
Michael R. Chambrello

July 7, 1998
________________________________
Date
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For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the confirmation that he shall receive the amounts and benefits set forth in that certain Employment Transition Agreement and Release executed by him on July 7, 1998, the undersigned hereby reaffirms the release set forth in therein.


/s/ MICHAEL R. CHAMBRELLO
________________________________
Michael R. Chambrello
December 31, 1998


Witness

/s/ SUZANNE M. CANNON
________________________________


SUZANNE M. CANNON
________________________________
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